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Exhibit 10.1

SALE AND PURCHASE AGREEMENT
BETWEEN
GRAPHIC PACKAGING INTERNATIONAL
HOLDING SWEDEN AB
AND
LAGRUMMET DECEMBER NR 1031 AKTIEBOLAG
(UNDER CHANGE OF NAME TO FISKEBY INTERNATIONAL HOLDING AB)
REGARDING
GRAPHIC PACKAGING INTERNATIONAL
SWEDEN AB

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SALE AND PURCHASE AGREEMENT
THIS SALE AND PURCHASE AGREEMENT (the “Agreement”) is entered into on 16 October 2007 by and between:
(1)	Graphic Packaging International Holding Sweden AB, Reg. No. 556527-2951, a limited liability company duly incorporated under the laws of Sweden having its principal office at Box 1, Fiskeby, 601 02 Norrköping Sweden, (the “Seller”); and,

(2)	Lagrummet December nr 1031 Aktiebolag (under change of name to Fiskeby International Holding AB) Reg. No. 556678-4731, a company duly incorporated and organised under the laws of Sweden having its principal office at Box 1703, 111 87 Stockholm, Sweden, (the “Purchaser”).
RECITALS:
A.	Graphic Packaging International Holding Sweden AB, a limited liability company duly incorporated under the laws of Sweden, having its principal office at Box 1, Fiskeby, 601 02 Norrköping, Sweden, is a wholly owned subsidiary of Graphic Packaging International Holding Company.

B.	Graphic Packaging International Holding Sweden AB owns all issued and outstanding shares in Graphic Packaging International Sweden AB, Reg. No. 556032-6158, a limited liability company duly incorporated under the laws of Sweden having its principal office at Box 1, Fiskeby, 601 02 Norrköping, Sweden (the “Company”), which has an issued and outstanding share capital of SEK 50,000,000 divided into 50,000 issued and outstanding shares. The Company owns 100 percent of the shares in Fiskeby Board A/S, a company duly incorporated and organised under the laws of Denmark, 100 percent of the shares in Fiskeby Board Limited, a company duly incorporated and organised under the laws of England and 100 percent of the shares in Fiskeby Board SARL, a company duly incorporated and organised under the laws of France.

C.	The business of the Company and of the Subsidiaries is development, manufacturing and sale of paper and packaging boards made from first class recycled fibre (the “Business”).

D.	The Purchaser is willing to acquire all of the Shares in the Company from the Seller and the Seller is willing to sell and transfer all of the Shares to the Purchaser subject to the terms and conditions set out in this Agreement.

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NOW THEREFORE, the Parties hereby agree as follows:
1.	DEFINITIONS

As used in this Agreement, unless expressly stated otherwise or evident in the context, the following terms shall have the following meanings, the singular (where appropriate) shall include the plural and vice versa and references to Appendices and Sections shall mean Appendices and Sections of this Agreement:

“Accounting Principles”	shall mean applicable Laws and generally accepted accounting principles in Sweden consistently applied by the Company in the preparation of the Accounts and the equivalent accounts for the preceding financial year;

“Accounts”	shall mean (x) the audited annual accounts of the Company (comprising (i) the Company’s balance sheets, profit and loss accounts and statements of cash flow, (ii) the Company’s consolidated balance sheets, consolidated profit and loss accounts and statements of cash flow, and (iii) the related administration reports of the board of the Directors of the Company and statements by the Company’s auditors), for the accounting reference periods ended on 31 December 2005 and 31 December 2006, attached as Appendix 6.5.1, and (y) the Closing Balance Sheet;

“Accounts Date”	shall mean 31 December 2006;

“Affiliate”	shall mean, with respect to a specified legal entity or person, any other legal entity or person which directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the legal entity or the person specified;

“Agreement”	shall mean this Share Purchase Agreement and the appendices and exhibits hereto;

“Business”	shall mean the operations of the Company and the Subsidiaries as of the date hereof as set out in Recitals, Section C;

“Business Day”	shall mean a day when banks are open for general banking business in Sweden and in the United States of America;

“Claim”	shall mean a bona fide claim made by the Purchaser against the Seller in respect of a Loss resulting from a breach of any of the Warranties made by the Seller pursuant to this Agreement;

“Closing”	shall mean the completion of the transactions as contemplated by this Agreement;

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“Closing Balance Sheet”	shall mean the unaudited, consolidated balance sheet of the Company and the Subsidiaries prepared as of 30 September 2007, attached hereto as Appendix 1(a);

“Closing Date”	shall mean (i) the date occurring five (5) Business Days after the satisfaction or waiver of the conditions to closing set forth in Section 5.2(b), or (ii) such other date as the Parties may agree;

“Company”	shall mean Graphic Packaging International Sweden AB, Reg. No. 556032-6158, as set out in the Recitals, Section A;

“Confidential Information”	shall mean any and all information of any kind or nature whatsoever, whether written or oral, including, without limitation, financial information, trade secrets, client lists and other proprietary business information, regarding the Company, the Subsidiaries or the Seller, which information is not known to the general public;

“Currency Conversion Rate”	shall have the meaning set out in Section 12.9;

“Data Room Documents”	shall mean the documents made available to the Purchaser and its advisors prior to the date hereof containing commercial, accounting, financial and legal information relating to the Company and the Subsidiaries, as identified in the index attached hereto as Appendix 6(i);

“Directors”	shall mean the members of the Board of Directors of the Company and the Subsidiaries;

“Encumbrance”	shall mean (i) any right of pledge, mortgage, usufruct charges, liens or attachments or other security interest, (ii) any option, right of first refusal or first offer, and (iii) any other interest or adverse claim of any kind restricting the right to use or dispose of an asset or property;

“Environment”	shall mean all and any land, buildings, machines and other installations, water (including groundwater and sediments), air, and any living organisms or systems;

“Environmental Claim”	shall mean any Third Party Claim relating to the Environment or arising under or in connection with Environmental Laws;

“Environmental Law”	shall mean any applicable Law relating to pollution or protection of the Environment or the general health and safety;

“Environmental Liability”	shall mean any liability or obligation of any kind relating to the Environment or arising under or in connection with Environmental Laws, including, without limitation, liability for remediation;

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“Environmental Loss”	shall have the meaning set out in Section 7.1.1;

“Incinerator Plant”	shall mean the installation of a waste-to-energy incinerator plant at the Fiskeby Mill;

“Intellectual Property”	shall mean inventions, patents, know-how, trade secrets, designs, copyrights, database rights, trademarks, domain names, trade names and other rights of a similar kind, whether registered or not, including applications for the registration of such rights;

“Key Employees”	shall mean the employees, whose employment contracts are attached as Appendix 6.11.1 hereto;

“Laws”	shall mean all and any applicable national or international laws, statutes, regulations, directives, codes, ordinances, judgements, orders and injunctions, including Environmental Laws;

“Loss”	shall mean all direct loss, damage, cost or expense (including reasonable legal fees, but excluding any indirect or consequential damage loss, expense or cost) resulting from a breach of any of the Warranties;

“Material Adverse Effect”	shall mean a material adverse effect on the condition (financial or otherwise), the Business, the assets, the liabilities or the operations of the Company and the Subsidiaries;

“Material Contracts”	shall mean the contracts, commitments and arrangements listed in Appendix 6.8.2;

“Party”	shall mean the Seller or the Purchaser, and “Parties” shall mean the Seller and the Purchaser collectively when referred to in this Agreement;

“Person”	shall mean an individual, company, partnership, association or other entity or organisation, including a government or an agency or instrumentality thereof;

“Pre-Closing Taxes”	shall have the meaning set out in Section 7.2;

“Properties”	shall mean the real properties Norrköping Fiskeby 1:2 and Norrköping Fiskeby 1:47;

“Purchase Price”	shall have the meaning set out in Section 3.1;

“Purchaser”	shall have the meaning set out in the introductory paragraph hereof;

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“SEK”	shall mean the currency Swedish kronor;

“Seller”	shall have the meaning set out in the introductory paragraph hereof;

“Seller’s Knowledge”	shall mean the actual knowledge of Torbjörn Hansen, Ulrika Worge, Hans Hagdahl and Anders Nyrén, and “Knowledge” shall mean the actual knowledge of any such individual;

“Seller’s Guarantee”	means the Guarantee provided by Graphic Packaging International, Inc. to secure the Seller’s obligations and liabilities under this Agreement; Appendix 5.4.2.(h);

“Seller’s Guarantor”	shall have the meaning set out in Seller’s Guarantee;

“Shares”	shall mean the issued shares of the Company owned by the Seller, representing one hundred per cent (100%) of all the issued shares in the Company as set out in the Recitals, Section A;

“Subsidiary”	shall mean each of Subsidiary Denmark, Subsidiary France and Subsidiary UK;

“Subsidiary Denmark”	shall mean Fiskeby Board A/S, CVR-number: 14 74 72 81;

“Subsidiary France”	shall mean Fiskeby Board SARL, Numéro d ´idenfication: 408 425 312, R.C.S. Versailles;

“Subsidiary UK”	shall mean Fiskeby Board Limited, Company Number: 20 89 257;

“Signing Date”	shall mean the date of this Agreement;

“Taxes”	shall mean all direct and indirect income tax, value added tax, sales tax, property tax and any other taxes, duties, withholdings, deductions, assessment or social charges imposed by any tax authority, including all penalties and interest relating to such taxes;

“Third Party Claim”	shall mean any claim by a third party (including tax, environmental, the general health and safety and other authorities) against the Purchaser, the Company or the Subsidiaries; and

“Warranties”	shall mean the representations and warranties of the Seller as set out in Section 6.

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2.	SALE AND PURCHASE

2.1.	Upon the terms and subject to the conditions set forth herein, the Seller hereby agrees to sell and the Purchaser agrees to purchase the Shares, together with all rights attached to them (including any and all shareholder contributions (Sw. aktieägartillskott).

2.2.	The Shares shall be delivered and transferred by the Seller to the Purchaser on the Closing Date, free and clear of any Encumbrances.

3.	PURCHASE PRICE

3.1.	The Purchase Price for the Shares shall be USD eight million six hundred thousand (8,600,000).

4.	TRANSFER OF TITLE

4.1.	The full and unrestricted ownership of and title to the Shares shall pass from the Seller to the Purchaser at Closing against payment of the Purchase Price and fulfilment and completion of the Closing procedures set forth in Section 5.4 below.

5.	CLOSING

5.1.	Conditions of the Seller

The obligations of the Seller to complete the transactions contemplated by this Agreement shall be subject to the Purchaser having performed in all material respects all of its agreements, covenants and obligations hereunder required to be performed by it on or prior to the Closing Date, and to the warranties of the Purchaser set out in Section 8 hereof being true and correct on and as of the Closing Date as if made on and as of such date, and the Purchaser shall have delivered a certificate to the Seller to such effect.

5.2.	Conditions of the Purchaser

The obligations of the Purchaser to complete the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by the Purchaser, or the Seller in respect of section 5.2.b below as regards the Purchaser’s obligation to pay certain costs, on or before the Closing of the following conditions:
(a)	the Seller shall have performed in all material respects all of its agreements, covenants and obligations hereunder required to be performed by it on or prior to the Closing Date, and the Warranties of the Seller shall be true and correct on and as of the Closing Date as if made on and as of such date, and the Seller shall have delivered a certificate to the Purchaser to such effect;

(b)	an agreement pertaining to the transfer of the permit of Fortum to construct and operate an Incineration Plant at the Properties (together with any allocated emission rights, if any), in accordance with Appendix 5.2.b shall have been entered into between Fortum and the Company, and the SEK four million five hundred thousands (4,500,000) consideration therefore agreed between the Company and Fortum shall be paid by the Purchaser on the Closing Date; and

(c)	the Seller shall have brought current all balances between, on the one hand the Company and its Subsidiaries and, on the other hand, the Seller and its Affiliates, so that at Closing all accounts receivable and other receivables of the Company and its Subsidiaries held against the Seller or any of its

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Affiliates and having accrued on or before 30 September 2007 shall have been paid and settled in full.
5.3.	Non-Fulfilment of Closing Conditions

5.3.1.	Each of the Seller and the Purchaser shall be entitled, in its sole discretion, to terminate this Agreement forthwith in writing if (i) any of the conditions to closing set out in Section 5.1 and 5.2, respectively, have not been satisfied on or before the Closing Date, or (ii) if at any time prior to the Closing Date, any such condition to closing has become incapable of being satisfied.

5.3.2.	If this Agreement is terminated as permitted by Section 5.3.1, such termination shall be without liability of either Party to the other Party. However, if such termination shall result from a wilful failure of a Party to fulfil a condition of the other Party or a breach by a Party of a covenant, representation or warranty contained herein, then such Party shall be fully liable for any and all loss, damage, cost and expense incurred or suffered by the other Party as a result of such failure or breach.

5.4.	Closing

5.4.1.	Closing shall take place on the Closing Date starting at 10 a.m. at the office of Advokatfirma Lindhs DLA Nordic KB at Kungsgatan 9, 103 90 Stockholm, Sweden.

5.4.2.	At Closing, the following deliveries shall take place:
(a)	the Purchaser shall pay the Purchase Price in cash to the Seller’s USD account no 168 524 000 26 with Nordea without any set-off or deductions whatsoever;

(b)	the Seller shall deliver (i) an application signed by authorized representatives of the Seller for the cancellation of the share certificate representing the Shares (Sw. ansökan om dödande av förkomna aktiebrev), (ii) a copy of a board resolution of the Seller in which the Seller declares that it has lost the certificate and resolves to file the application with a District Court having appropriate jurisdiction, (iii) a power of attorney (Sw. rättegångsfullmakt) for the Company, with full power of substitution, to represent the Seller in any proceedings involving a cancellation of the certificate, and (iv) the Company’s shareholders’ register evidencing that the Purchaser has been entered as the holder of the Shares;

(c)	the Seller shall cause all Directors appointed by the Seller to resign from their offices without any claim for compensation for directors fees or otherwise;

(d)	the Purchaser shall cause shareholders’ meetings and board meetings to be held in the Company in accordance with Section 9.1 hereof;

(e)	the Company and Graphic Packaging Corporation shall execute and make effective the Technical Assistance Agreement attached hereto as Appendix 5.4.2 (e);

(f)	the Company and Graphic Packaging Corporation shall execute and make effective the Supply Agreement attached hereto as Appendix 5.4.2 (f);

(g)	the Seller shall deliver to the Purchaser a power of attorney to enable the Purchaser to effectively carry out the take over from Closing;

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(h)	the Seller shall deliver the Seller’s Guarantee in the form set out in Appendix 5.4.2(h);

(i)	the Seller shall procure that the Company delivers all existing floating charges (Sw. företagsinteckningsbrev) of the Company except such floating charges listed in Appendix 5.4.2 (i) that are pledged under the Company’s existing SEK 50 million overdraft facility agreement with Nordea.
6.	REPRESENTATIONS AND WARRANTIES OF THE SELLER

Prior to the Signing Date, the Purchaser has conducted a due diligence review with respect to the Company and the Subsidiaries together with the Purchaser’s professional advisors. The Purchaser and the Purchaser’s professional advisors have reviewed the Data Room Documents, Appendix 6(i).

Subject to what has otherwise been set out in this Agreement, the Seller makes the following representations and warranties to the Purchaser, all of which are made as of the date hereof and as of the Closing Date, or as of such other date or period of time as explicitly stated below.

6.1.	Corporate Existence and Power

6.1.1.	The Seller, the Company and the Subsidiaries are duly incorporated and validly existing under the laws of the jurisdictions in which they were incorporated, the Seller has the requisite power and authority to enter into and perform this Agreement, and the Company and the Subsidiaries have the requisite power and authority to operate and conduct the Business. True, complete and current copies of the Articles of Association and registration certificates of the Seller, the Company and the Subsidiaries are attached hereto as Appendix 6.1.1.

6.1.2.	Neither the Seller or the Company, nor any Subsidiary, has initiated or filed (or has had filed against it) any petition for its winding-up, is insolvent within the meaning of applicable laws, rules or regulations or similar requirements, or has made any assignment in favour of its creditors. No petition for receivership or any administration order has been presented in respect of the Seller, the Company or any Subsidiary. The Seller, the Company and the Subsidiaries have not initiated any proceedings with respect to a compromise or arrangement with their creditors or for the dissolution, liquidation or reorganisation of the Seller, the Company or the Subsidiaries or the winding-up or cessation of their businesses. No receiver or administrative receiver or liquidator has been appointed in respect of the Seller, the Company, the Subsidiaries or any of their material assets.

6.2.	Corporate Authorisation and Non-contravention

6.2.1.	This Agreement and the performance by the Seller of its obligations under it have been duly authorised by all necessary corporate action on the part of the Seller, and this Agreement constitutes valid and binding obligations of the Seller in accordance with its terms.

6.3.	Ownership of the Shares; Capitalisation of the Company

6.3.1.	The Seller is the lawful owner of the Shares, free and clear of all liens, Encumbrances, restrictions and claims of every kind. The delivery to the Purchaser of the Shares will transfer to the Purchaser valid title thereto, free and clear of any and all Encumbrances and third party rights.

6.3.2.	The Shares have been legally and validly issued and are fully paid. The Shares constitute the entire issued share capital of the Company. There are no

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outstanding obligations, warrants, options, depository receipts, subscriptions, pre-emptive rights, contracts or agreements providing for the purchase, issuance or sale of any shares or other securities in the Company.

6.4.	Ownership of the Shares; Capitalisation of the Subsidiaries

6.4.1.	The Subsidiaries are owned as set out in Recitals Section B. All outstanding shares in the Subsidiaries have been legally and validly issued and are fully paid.

6.4.2.	There are no outstanding obligations, warrants, options, depository receipts, subscriptions, pre-emptive rights, contracts or agreements providing for the purchase, issuance or sale of any shares or other securities in any Subsidiary.

6.4.3.	Except as set out in Appendix 6.4.3, neither the Company nor any Subsidiary has any interest or ownership in any business entity or association or carries on, or has carried on, business in partnership with or as an equity or joint venture participant in any other Person that is not a Subsidiary.

6.5.	Accounts

6.5.1.	The Accounts give a fair view of the consolidated financial position and results of the operations of the Company and the Subsidiaries. The Accounts have been prepared in accordance with the Accounting Principles.

6.5.2.	Except for the liabilities provided for in the consolidate balance sheet of the Company and the Subsidiaries included in the Accounts for the accounting reference period ending on the Accounts Date or disclosed in the notes thereto, as of the Accounts Date there were no liabilities of the Company or any Subsidiary of any kind, whether absolute, accrued or contingent, determined or undetermined, and as of the Accounts Date no condition or set of circumstances existed which could result in any such liability.

6.5.3.	Except as set out in Appendix 6.5.3, neither the Company, nor any Subsidiary has any obligations under or with respect to, whether incurred or guaranteed, any indebtedness for borrowed money, any factoring or similar receivable financing arrangement, any counter-indemnity in respect of letters of credit, surety or performance bonds or similar arrangements, any interest rate or currency hedging arrangement, or any financial lease arrangement.

6.6.	Absence of Certain Events

6.6.1.	During the period between the Accounts Date and the Closing Date;
(a)	the Business of the Company and the Subsidiaries has been and will be carried on in the ordinary and usual course;

(b)	no dividends or other distributions have been or will be declared, paid or made by the Company or the Subsidiaries to the Seller, or any Affiliate of the Seller;

(c)	the Company or the Subsidiaries have not sold, pledged or otherwise encumbered, and will not sell, pledge or otherwise encumber any material asset, other than in the normal course of business consistent with past practices;

(d)	the Company or the Subsidiaries have not borrowed, and will not borrow, any additional funds from banks or other external sources, except as disclosed in Appendix 6.6.1.d;

(e)	the Company or the Subsidiaries have not repaid, and will not repay, any of their loans existing as at the Accounts Date, if any, other than as required in the contracts governing such loans or in the normal course of business;

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(f)	there has not occurred any damage to or destruction or loss of any material property or asset of the Company or any Subsidiary;

(g)	no material term or condition of any Material Contract has been amended or modified, and no material right or benefit under any Material Contract has been waived or relinquished by the Company or the Subsidiaries;

(h)	no material customer of the Business has terminated or indicated that it intends to terminate any agreement or its relationship with the Business, and no material supplier of the Business has ceased or decreased or indicated that it intends to cease or decrease the rate of supply of materials, products or services to the Business; and

(i)	except as set out in Appendix 6.6.1.(i) the Company has neither made, nor committed to make any capital expenditures or improvements to fixed assets.
6.7.	Agreements with the Seller

6.7.1.	No contract or arrangement other than at arm’s length terms and conditions (including prices) is outstanding or has been outstanding between the Seller or its Affiliates, on the one hand, and the Company or the Subsidiaries, on the other hand.

6.8.	Material Contracts

6.8.1.	True and complete copies of all contracts material to the Business of the Company and the Subsidiaries have been disclosed to the Purchaser as part of the Data Room Documents.

6.8.2.	All Material Contracts listed in Appendix 6.8.2 are valid, enforceable and binding in accordance with their respective terms. No notice of termination or renegotiation of any Material Contract has been received or provided by the Company or any Subsidiary.

6.8.3.	Neither the Company, nor any Subsidiary, nor any other contracting party to any Material Contract, is in default or breach in any material respect of any Material Contract. Neither the Company, nor any Subsidiary, nor, to the Seller’s Knowledge, any other contracting party, is in default or breach of any other agreement, arrangement or commitment of the Company or the Subsidiaries which default or breach could reasonably be expected to result in a Material Adverse Effect.

6.8.4.	The execution and performance by the Seller of this Agreement and the completion of the transactions contemplated hereby does not and will not require any consent of, notice to or other action by any Person under any Material Contract, or result in or constitute a breach of or default under, or give rise to any right of termination, acceleration or cancellation of, any such agreement or of any right or obligation under any such agreement.

6.9.	Intellectual Property

6.9.1.	The Intellectual Property used in the conduct and operation of the Business is owned or licensed by the Company or its Subsidiaries (as applicable) with full and unrestricted ownership and right of disposition, and is thus not subject to any Encumbrances and no third party is claiming that such Encumbrances exist. The Intellectual Property disclosed in the Data Room Documents constitutes all Intellectual Property required for the ownership and conduct of the Business.

6.9.2.	The Company or its Subsidiaries do not infringe, and has not infringed, any third party’s intellectual property rights and no third party is claiming that such infringement is taking or has taken place.

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6.9.3.	To the Seller’s Knowledge, no infringement of the Company’s and the Subsidiaries’ owned Intellectual Property is taking or has taken place.

6.9.4.	The Company and the Subsidiaries have taken all reasonable steps in accordance with normal industry practice to maintain and protect the Intellectual Property owned or licensed by them and to maintain the confidentiality of such Intellectual Property and its Confidential Information.

6.10.	Insurance

6.10.1.	All material insurance policies in respect of the Company and the Subsidiaries have been disclosed as part of the Data Room Documents.

6.10.2.	All such material insurance policies will be in full force and effect until the Closing Date.

6.10.3.	No claim by the Company or any Subsidiary is pending under any such policy, and, to the Seller’s Knowledge, no fact or circumstance has occurred or is existing that could reasonably be expected to result in such claim.

6.11.	Employment, Pension Agreements and Labour Matters

6.11.1.	Copies of employment contracts of the Key Employees are attached in Appendix 6.11.1.

6.11.2.	None of the Key Employees has given or received notice of termination of his or her employment, and, to the Seller’s Knowledge, no such Key Employee has any current intention of giving such notice.

6.11.3.	The description in Appendix 6.11.3 is a correct and complete description of all bonus, profit-sharing, stock option, severance and similar compensation arrangements, obligations and liabilities (including any such payment or value of which is conditioned on the transaction contemplated by this Agreement) that apply to and are payable for the benefit of or to the employees of the Company and the Subsidiaries.

6.11.4.	Any and all collective bargaining agreements to which the Company or the Subsidiaries is a party have been entered into on terms which are normal and customary for companies carrying on similar activities as the Company and the Subsidiaries.

6.12.	Business Premises

6.12.1.	The Company and the Subsidiaries own no other real properties than the Properties. True copies of certificates of encumbrance (Sw. gravationsbevis) with respect to the Properties have been attached to Appendix 6.12.1.

6.12.2.	All premises leased by the Company and the Subsidiaries and the relevant terms of the lease agreements are set out in Appendix 6.12.2.

6.12.3.	All leases pursuant to which the Company and the Subsidiaries lease real property extending beyond the Closing Date, are valid and effective in accordance with their respective terms.

6.12.4.	The Company and the Subsidiaries occupy and use the real properties owned and leased by them for the sole purpose of conducting the Business. The current use and occupancy thereof does not constitute a non-conforming use under any applicable zoning or other land use Laws.

6.13.	Accounts Receivable and Liquid Assets

6.13.1.	All of the accounts receivable (including trade receivables owed by the Seller and its Affiliates) of the Company and its Subsidiaries have arisen in the ordinary course of business and will be collected at full book value within ninety (90) days from the respective due date.

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6.13.2.	All liquid assets and accounts receivable of the Company and its Subsidiaries, including but not limited to bank accounts and cash, are available free and clear from any Encumbrances or conditions.
6.14.	Accounting Records and Statutory Books
6.14.1.	The accounting records of the Company and the Subsidiaries are up-to-date and contain, in all material respects, complete and accurate details of the Business activities of the Company and the Subsidiaries as well as all matters required by law to be included in such records.
6.14.2.	The statutory books of the Company and the Subsidiaries are up-to-date and contain, in all material respects, complete and accurate records of the matters which should be included in such books.
6.15.	Title to Assets
6.15.1.	The Company and the Subsidiaries are the owners of the assets, tangible and intangible, that are reflected in the Accounts in addition to any assets, tangible and intangible, acquired since the Accounts Date, and less any assets, tangible and intangible, disposed of since the Accounts Date in the ordinary course of business consistent with past practice and has good and marketable title to all such assets, tangible or intangible, free and clear from any Encumbrances.
6.15.2.	The Company and the Subsidiaries own or lease all assets, tangible and intangible, necessary for it to carry on the Business as presently conducted, and such assets, tangible and intangible, are in good operating condition, ordinary wear and tear excepted, and fully maintained and serviced on a timely basis.
6.16.	Inventories
6.16.1.	The inventories of the Company and of the Subsidiaries set forth in the Closing Balance Sheet have been stated therein at the lower of cost and net realisable value determined in accordance with the Accounting Principles consistently applied. Since the Accounts Date, the inventories of the Company and the Subsidiaries have been maintained in the ordinary course of business consistent with past practices.
6.17.	Litigation
6.17.1.	The Company and the Subsidiaries are not engaged in any pending litigation, arbitration, or administrative proceeding, investigation, audit or inquiry, whether as plaintiffs, defendants or otherwise.
6.17.2.	Since 1 January 2005, no judgments or awards have been rendered, and there are no judgments or awards outstanding, against the Company or the Subsidiaries, except as set out in Appendix 6.17.2.
6.17.3.	To the Sellers’ Knowledge, no fact or circumstance has occurred or is existing which could result in any litigation, arbitration or administrative proceeding, investigation, audit or inquiry against the Company or the Subsidiaries.
6.18.	Taxes
6.18.1.	The Company and the Subsidiaries have filed the required tax returns and reports with the appropriate tax authorities. Such reports and returns have been prepared in accordance applicable Laws and, when filed, included all information required for a correct assessment of Taxes. All Taxes that have become due for payment have been paid. The Company and the Subsidiaries have complied with all applicable Laws relating to Taxes in respect of record retention and documentation of business transactions, including, without limitation, transfer pricing records and documents. All material information on tax returns and reports filed has been disclosed as part of the Data Room Documents.

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6.18.2.	There are no tax audits pending, or, to the Seller’s Knowledge, threatened with respect to the Company or the Subsidiaries. To the Sellers’ Knowledge, no fact or circumstance has occurred or is existing which could result in any such audit.

6.19.	Compliance with law

6.19.1.	The Company and its Subsidiaries have at all times in all material respects conducted and are conducting the Business in accordance with, and have complied with, and are complying with, all applicable Laws relating to their operations and business.

6.19.2.	There is no controversy or investigation pending, or, to the Seller’s Knowledge, threatened or expected with respect to the Company or its Subsidiaries or their respective businesses by any governmental agency or authority or any other Person relating, inter alia, to any violation or possible violation of applicable Laws, and no injunctions, cautions or remarks by authorities have been directed towards the Company or its Subsidiaries and there are no outstanding orders, decrees or judgements in respect of the Company or any Subsidiary.

6.19.3.	No Company or any Subsidiary has been subject to any liquidation or bankruptcy proceedings.

6.19.4.	No circumstances have occurred which imply or could imply any limitation or restriction in the conduct of the present activities of the Company or its Subsidiaries.

6.19.5.	All material necessary licenses, consents, permits and authorisations have been obtained by the Company and its Subsidiaries to enable them to carry on their businesses in the places and in the manner in which such businesses are now conducted and all such licences, consents, permits and authorisations are valid and subsisting and have been complied with in all respects. There are no pending, or, to the Sellers Knowledge, threatened actions or other proceedings which seek to revoke, amend, vary or withdraw any such licence, consent, permit or authorisation.

6.20.	Environmental Matters

6.20.1.	All material information regarding environmental licenses and written notices received or given in respect thereof as per the Signing Date has been disclosed as part of the Data Room Documents and copies of all such information and notices received or given in the period between the Signing Date and the Closing will be promptly provided to the Purchaser.

6.21.	Selling Documents, etc.

6.21.1.	Subject to Section 11.3, the budgets, forecasts, projections and predictions relating to the Company and the Subsidiaries delivered or made available to the Purchaser have been prepared and made in good faith and are based on reasonable assumptions. The Seller is not aware of any fact or set of circumstances that could render such budgets, forecasts, projections and predictions incorrect or misleading in any material respect.

6.22.	No Other Warranties

6.22.1.	The Purchaser agrees that the Seller has made no, and the Purchaser has not relied on any, expressed or implied representation or warranty regarding the Shares, the Company, the Subsidiaries or their businesses other than the Warranties contained in this Agreement and no action or omission by the Seller or the Company shall be construed as implying any representation or warranty.

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7.	ENVIRONMENTAL AND TAX UNDERTAKING

7.1.	Environmental Undertaking

7.1.1.	The Parties hereby agree that the Seller shall indemnify, defend and hold the Company harmless from and against any and all direct costs or expenses (including reasonable fees to legal, technical and environmental consultants) incurred or suffered as a result of or in connection with any Environmental Claim or any Environmental Liability arising out of or relating to the operation or ownership of the Properties, the Business or the Company (hereinafter defined as an “Environmental Loss”); provided that, after the Seller having satisfied the first USD three million (3,000,000) of any Environmental Loss, the Seller and the Purchaser shall equally share any Environmental Loss in excess of such amount until the aggregate amount of all Environmental Losses equal USD fourteen million twohundred thousands (14,200,000). The Seller’s aggregate liability pursuant to this Section 7.1.1 shall therefore be limited to the Purchase Price. The foregoing indemnity obligation of the Seller shall be satisfied against delivery of satisfactory evidence establishing that a loss, damage or liability suffered or a cost or expense to be incurred is an Environmental Loss for which the Seller is responsible hereunder.

7.1.2.	Notwithstanding the foregoing, the Seller’s undertaking in Section 7.1.1 above is subject to the following:
(a)	The Seller shall have no liability pursuant to Section 7.1.1 hereof to the extent an Environmental Loss results from contamination of the Properties caused by the Company after the Closing Date.

(b)	An Environmental Loss shall be reduced by the amount with which it has increased as a result of the Company, at the request of the Seller, not defending itself against an Environmental Claim, or the Company, without the Seller’s prior written consent, entering into an agreement with an authority pursuant to which the Company accepts liability for an Environmental Liability.

(c)	An Environmental Loss shall be reduced by the amount with which it has increased as a result of the Properties ceasing to be used for industrial purposes.

(d)	The Seller, its consultants and engaged constructors shall have full access to the Properties, provided that such access shall not interfere with the operation of the business activities conducted on the Properties, and any and all documentation relating to an Environmental Claim in order for the Seller to be able to assess the reasonableness of an Environmental Claim.

(e)	The Purchaser shall inform the Seller in writing upon becoming aware of an Environmental Claim from any authority for which the Seller is responsible according to this Section 7. Such written notice shall be timely so as to ensure that the rights and obligations of the Seller under applicable law and this Agreement will not be prejudiced in any way.
7.1.3.	The following shall apply in respect of the handling of Environmental Claims until the Seller having satisfied the first USD 3,000,000. The Purchaser shall ensure that the Company manages, negotiates and defends all environment issues at the Properties, and the Seller shall at all times be permitted to participate, which participation shall be in good faith, in the management, negotiation and defence thereof and have the final decision, exercised in good faith, over issues which could cause an Environmental Loss.

7.1.4.	The following shall apply in respect of the handling of Environmental Claims after the Seller having satisfied the first USD 3,000,000 and until the Seller

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having satisfied its liabilities until the aggregate amount of all Environmental Losses equal USD 14,200,000. The Purchaser shall ensure that the Company manages, negotiates and defends all environment issues at the Properties, and the Purchaser and Seller shall participate equally in the management, negotiation and defence thereof and shall make joint decisions, which decisions will be made in good faith and should not be unreasonably withheld, with respect to matters which could cause an Environmental Loss. In the case the parties cannot make joint decisions the Purchaser’s opinion shall, subject to Section 7.1.2.b above, prevail.

7.1.5.	For the purpose of managing environmental issues in accordance with Section 7.1.3 and 7.1.4 above the Seller and the Purchaser have appointed the representatives set out below, who shall be authorized to make binding decisions on behalf of the Party having appointed the respective representative. The representatives shall meet (either by telephonic meeting, video conference or physical meeting) when requested by one of the representatives in order to manage the environmental issues.

For the Seller:	Jim Wallwork
Vice President of Health, Safety and
Environment
814 Livingston Ct.
Marietta GA 30067
USA

For the Purchaser:	Hans Hagdahl
Graphic Packaging International Sweden AB
Box 1
Fiskeby
601 02 Norrköping
Sweden
A Party may replace its authorized representative by notifying the other Party hereof in writing.

7.1.6.	Save for the Parties respective rights and remedies set forth in this Section 7 and in Section 11 hereof, both Parties hereby agree to waive and forever release the other Party from any Environmental Claim, Environmental Liability or Environmental Loss, whether known or unknown, actual or contingent.

7.2.	Tax Undertaking

7.2.1.	The Seller shall indemnify, defend and hold harmless the Purchaser, the Company and the Subsidiaries from and against all Taxes of the Company and the Subsidiaries that relate to or otherwise arise out of the ownership and operation of the business of the Company and the Subsidiaries and their assets and properties in respect of any period ending on or before the Closing Date (“Pre-Closing Taxes”). All Taxes and all liabilities in respect thereof with respect to income, property or operations of the Company and the Subsidiaries in respect of any period that includes but that do not end on the Closing Date shall be apportioned between the period ending on or before the Closing Date and the period beginning after the Closing Date as follows: (i) in the case of Taxes other than income, value added, sales and withholding Taxes, on a per diem basis, and (ii) in the case of income, value added, sales and withholding Taxes, determined as if the taxable year of the Company and the Subsidiaries terminated at the close of business on the Closing Date.

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8.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser, as of the date hereof and as of the Closing Date, makes the following representations and warranties to the Seller.

8.1	Corporate Existence and Power

8.1.1.	The Purchaser is duly incorporated and validly existing under the laws of the jurisdiction in which the Purchaser was incorporated, as well as duly qualified to conduct such business as conducted as at the date hereof and has the requisite power and authority to enter into, and to perform, this Agreement and any other undertaking to be executed by the Purchaser pursuant to this Agreement.

8.1.2.	The Purchaser has not filed (or has had filed against it) any petition for its winding up, is not insolvent within the meaning of applicable laws, rules or regulations or similar requirements, and has not made any assignment in favour of its creditors or any class of them, nor has any petition for receivership or any administration order been presented in respect of the Purchaser. The Purchaser has not initiated any proceedings for a compromise or arrangement with its creditors or for the dissolution, liquidation or re-organisation of the Purchaser or the winding-up or cessation of the business of the Purchaser. No receiver or administrative receiver or liquidator has been appointed in respect of the Purchaser or any of its material assets and no execution have been levied upon any of its material assets.

8.2.	Corporate Authorisation and Non-Contravention

8.2.1.	This Agreement and the performance by the Purchaser of its obligations under them, have been duly authorised by all necessary corporate action on the part of the Purchaser, and this Agreement, constitute valid and binding obligations of the Purchaser in accordance with their respective terms.

8.2.2.	The execution and performance by the Purchaser of this Agreement do not and will not:
(a)	result in a breach of any provisions of the memorandum or articles of association or any provision of any other constitutional document of the Purchaser;

(b)	result in any breach of any resolution adopted by the shareholders’ or board of directors of the Purchaser; or

(c)	result in a breach of any order, judgement or decree of any court or governmental agency by which the Purchaser is bound.
8.3.	Authority Consents

8.3.1.	The Purchaser is not required to make any filing with, give any notice to, or obtain any consent from any authority in connection with the execution of this Agreement or the completion of the transaction contemplated by this Agreement.

8.4.	Financing

8.4.1.	The equity commitments available to the Purchaser will, when disbursed, constitute the funds necessary for the Purchaser’s acquisition of the Shares.

9.	COVENANTS OF THE PURCHASER AND OF THE SELLER

9.1.	At Closing, the Purchaser shall cause shareholders’ meetings and board meetings to be held in the Company and the Subsidiaries at which meetings:

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(a)	new Directors in the Company and the Subsidiaries are appointed and submit such new appointments of new Directors for registrations with the Swedish Companies Registration Office (Sw. Bolagsverket) and the equivalent in Denmark, France and the United Kingdom, without any delay; and

(b)	adopt new articles of association of the Company and the Subsidiaries (or in respect of the Subsidiaries any other necessary measure) in order to change the company names of the Company and the Subsidiaries so that the name of the Company and the Subsidiaries do not contain “Graphic Packaging International” or any name that is similar or alike or is an abbreviation of the present company name.
9.2.	At the next annual shareholders’ meeting of the Company and the Subsidiaries, the Purchaser undertakes to procure that the Directors who have resigned on or before the Closing Date are granted discharge from liability for their administration until the Closing Date (or the earlier date of their resignation), provided, however, that the auditors of the Company and the Subsidiaries do not recommend against such discharge in the auditor’s reports for the relevant period.

9.3.	The Seller covenants and agrees to cooperate with and assist the Purchaser and the Company in relation to, and agrees to indemnify, defend and hold harmless the Purchaser and the Company from and against all claims, losses, costs and expenditures (including reasonable legal fees) incurred as a result of or relating to, the proceedings for a cancellation of the lost share certificate representing the Shares and any Third Party Claim (whether or not successful) challenging or questioning the Seller’s or the Purchaser’s (as the case may be) full and unencumbered title to the Shares.

9.4.	The Parties are in agreement that all purchases of recycled paperboard made by Graphic International, Inc. and all of its Affiliates from the Company on or after 1 October 2007 shall have 30 days’ terms of payment.

9.5.	Prior to Closing, the Seller has filed for registration with the relevant company registration authorities the transfer to the Company of certain minority shares in (i) Subsidiary France, held by Bengt Wetterberg, and (ii) Subsidiary UK, held by New Materials Limited, Company No. 245 62 36, in accordance with the applications attached hereto as Appendix 9.5. After the Closing, the Seller shall take such further actions, if any, required, to effectively transfer title to such shares to the Company.

10.	TRANSITIONAL SERVICES

10.1.	During a transition period of sixty (60) days after the Closing Date, the Seller shall ensure that that the Company has access to the IT-services, set out in Appendix 10.1, currently provided by the Seller or any other company within the group in which the Seller is part of (the “IT-Services”). Furthermore, during the same period of time, the Company shall be entitled to continue to use any software which is currently used under a licence held by the Seller or any other company within the group the Sellers is part of. The aforementioned services and use of software, shall be provided on unchanged conditions and with unchanged service level and accessibility.

10.2.	The Seller shall ensure that the Company to a reasonable extent is assisted by the Seller, or a company within the group the Seller is part of, with the migration of the IT-services to the Company and/or a third party which the Company has contracted to provide the IT-Services to the Company in order to enable a

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seamless transition at the expiry of the transition periods set out above in section 10.1.

10.3.	With respect to the services and software provided by the Seller under this Section 10, the Seller and the company within the group the Seller is part of that has actually provided the service shall not be liable to the Company or the Purchaser in any way whatsoever for loss of profit or of business, loss of data, corruption of software, loss of anticipated savings or for any other direct, indirect or consequential losses whatsoever.

11.	THE SELLER’S BREACH

11.1.	The Seller’s Liability

11.1.1.	Subject to Section 11.2, in the event of a breach of any of the Warranties or any covenants or agreements made or to be performed by the Seller pursuant to this Agreement, the Seller shall, as the Purchaser’s sole and exclusive remedy, indemnify, defend and hold harmless the Purchaser, the Company and the Subsidiaries from and against any and all Losses suffered or incurred by the Purchaser, the Company and the Subsidiaries arising out of or relating to any such breach, and any Loss so satisfied shall, for tax purposes, be made in the form of a purchase price reduction.

11.2.	Limitation of Liability

The foregoing obligation of the Seller for breach of Warranty is subject to the following limitations.

11.2.1.	For the purposes of this Agreement, a contingent liability shall not be deemed to constitute a Loss unless and until such contingent liability becomes an actual Loss.

11.2.2.	The Purchaser shall not be entitled to make any Claim to the extent that an adequate provision or allowance for the matter causing the Loss has been made in the Closing Balance Sheet.

11.2.3.	No liability shall arise to the extent that any Claim occurs as a result of any legislation not in force at the date hereof, or which takes effect retrospectively, or occurs as a result of any increase in the rate of tax in force at the date hereof or any change in the generally established practices of the relevant tax authorities.

11.2.4.	The Seller shall not have any liability unless a Loss for breach of Warranty amounts to or exceeds USD 60,000 and unless the total amount of all Losses for breach of Warranties amounts to or exceeds USD 600,000.

11.2.5.	The Purchaser shall give the Seller notice in writing of any Claim, accompanied by reasonable particulars thereof specifying the nature of the Claim and, as far as practicable, the amount of the related Loss, no later than three (3) months after the Purchaser becomes aware of the facts/circumstances giving rise to the Claim, and in no event later than eighteen (18) months after the Closing Date, or if the Claim relates to Tax matters, no later than six (6) years after the Closing Date or if the Claim relates to Environmental matters, no later than ten (10) years after the Closing Date. If the Purchaser fails to notify the Seller within the time periods specified hereinbefore, the Seller shall have no liability in respect of such Claim to the extent the failure to so notify the Seller has increased the amount of Losses suffered or incurred in connection therewith.

11.2.6.	No liability shall arise in respect of any Loss, to the extent recovered under a policy of insurance.

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11.2.7.	No Claim may be made if the breach of Warranty was made reasonably apparent to the Purchaser from a review of the Data Room Documents or otherwise through information disclosed in writing to the Purchaser, or which were otherwise known to the Purchaser or the Purchaser’s advisors and without the need to review any further document or report, or was otherwise actually known to the Purchaser prior to the date hereof.

11.2.8.	The Purchaser shall take all reasonable steps to mitigate Losses and the Seller shall not be liable to indemnify a Loss to the extent the Purchaser failed to take all reasonable steps to mitigate such Loss.

11.2.9.	No liability shall arise to the extent (i) any Tax refund is actually received by the Company or the Subsidiaries as a result of the Loss, or (ii) any reduction in Tax actually payable by the Company or the Subsidiaries with respect to the relevant fiscal year is directly attributable to the facts giving rise to the Claim.

11.2.10.	Notwithstanding the foregoing, the sum of all Claims and Environmental Claims made by the Purchaser under this Agreement may never exceed the Purchase Price.

11.2.11.	Save for specific performance, the remedies contained in this Agreement for breach of any of the Warranties, covenants or agreements made or to be performed by the Seller pursuant to this Agreement shall be exclusive and hence it is specially agreed that no remedy whatsoever under the Swedish Sale of Goods Act (Sw. Köplagen (1990:931) or under any other statute, law or legal principle, including (but not limited) to the right to rescind this Agreement, shall after the Closing Date be available to the Purchaser.

11.3.	Projections and forecasts

11.3.1.	With respect to any projection or forecast delivered by or on behalf of the Seller to the Purchaser, the Purchaser acknowledges that there are uncertainties inherent in attempting to make such projections and forecasts and subject to Sections 6.21.1 and 11.1, it shall have no claim against the Seller with respect thereto.

11.4.	Third Party Claims and Recovery

11.4.1.	In case the Purchaser becomes aware of any Third Party Claim, which could lead to a Claim, the Purchaser, in order to maintain the right to bring a Claim against the Seller, shall or procure that the Company shall:
(a)	as soon as reasonably practicable, but in no event later than thirty (30) days after the Purchaser becomes aware of the Third Party Claim, give notice thereof to the Seller;

(b)	not make any admission of liability, agree to settle or compromise with any person, body or authority in relation thereto, without the prior written consent of the Seller;

(c)	have due regard to the Seller’s interest in disputing, compromising or defending such Claim;

(d)	give the Seller, or the Seller’s duly authorised representatives, reasonable access free of charge to the personnel of the Purchaser, the Company or the Subsidiaries, as the case may be, and to any relevant premises, accounts, documents and records within their respective possession, and to take copies of them, to enable the Seller, or the Seller’s duly authorised representatives, to examine the basis of such Third Party Claim.
11.4.2.	If a Third Party Claim that could lead to a Claim should come to the knowledge of the Purchaser, the Purchaser, upon the Seller’s request, shall afford the Seller

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the right to dispute and defend such Third Party Claim in the name of the Company or the Subsidiaries. The Purchaser shall ensure that the Company or the Subsidiaries will grant to the Seller all authorisations and all assistance necessary to enable the Seller to dispute and defend any such Claim. Should the Purchaser not afford the Seller the right to dispute and defend such Third Party Claim, the indemnifiable Loss arising as a result of such Third Party Claim shall be reduced by the amount with which it has increased as a result of the Seller not having disputed and defended such Third Party Claim.

11.4.3.	Except as set out in this Agreement, the Seller shall not have the right to dispute and defend a Third Party Claim (i) if disputing and defending such claim, in the reasonable opinion of the Purchaser, may materially adversely affect an ongoing business relation with the third party making the claim or an affiliate of such third party, or (ii) if criminal liability affecting the Company or any Subsidiary, or any director or officer of the Company or any Subsidiary, could follow from such Third Party Claim. When disputing and defending a Third Party Claim, the Seller shall not make any admission of liability and not settle or compromise such Third Party Claim without obtaining the Purchaser’s prior written consent.

11.4.4.	If the Seller has made any payment to the Purchaser as a settlement of any Claim and subsequent thereto the Purchaser, the Company or the Subsidiaries has the right to recover from any third party any amount payable as a result of facts or circumstances forming the basis of such Claim, then the Purchaser shall, promptly and without request from the Seller, assign that right to the Seller.

12.	MISCELLANEOUS

12.1.	Confidentiality

12.1.1.	The Seller undertakes not to disclose any Confidential Information regarding the Company and the Subsidiaries and the Purchaser undertakes not to disclose any Confidential Information regarding the Seller unless (i) required to do so by law or pursuant to any order of court or other competent authority or tribunal (ii) required to do so by any applicable stock exchange regulations or the regulations of any other recognised market place (iii) such disclosure has been consented to by the other Party in writing (such consent not to be unreasonably withheld) or (iv) to its professional advisors who are bound to such party by a duty of confidence which applies to any information disclosed. If a Party becomes required, in circumstances contemplated by (i) or (ii) to disclose any information, the disclosing Party shall use its reasonable endeavours to consult with the other Party prior to any such disclosure.

12.2.	Announcements

12.2.1.	All press releases, public announcements or public relations activities by the Parties with regard to this Agreement or the transactions contemplated by it shall be mutually approved by the Parties in advance of such release or announcement. A Party shall, however, not be prevented from, after reasonable consultation with the other Party, disclosing such information which is required under applicable law or stock exchange regulations.

12.3.	Costs

12.3.1.	Each Party shall pay its own costs and expenses in connection with the preparation for and completion of the transactions contemplated by this Agreement, including but not limited to all fees and expenses of its own representatives, agents, brokers, legal and financial advisers and authorities.

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12.4.	Entire Agreement

12.4.1.	This Agreement represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements relating to the subject matter hereof.

12.5.	Amendments

12.5.1.	Any amendment to this Agreement shall be in writing and shall have no effect before signed by the duly authorised representatives of the Parties.

12.6.	Notices

12.6.1.	All notices and other communications required or permitted under this Agreement must be in writing in the English language and shall be deemed to have been received by a Party when:
(a)	delivered by post, unless actually received earlier, on the third Business Day after posting, if posted within Sweden, or the fifth Business Day, if posted to or from a place outside Sweden;

(b)	delivered by hand, on the day of delivery.
12.6.2.	All notices and communications required or permitted under this Agreement shall be addressed as set out below or to such other addresses as may be given by written notice in accordance with this Section.

If to the Seller:	Graphic Packaging International, Inc.
Attention: Stephen Hellrung (Vice President General Counsel and Secretary)
814 Livingston Ct.
Marietta GA 30067
USA

With a copy to:	Advokatfirma Lindhs DLA Nordic KB
Attention: Bengt Kärde
P.O. Box 7315
SE-103 90 Stockholm
Sweden

If to the Purchaser:	Lagrummet December Nr 1031 Aktiebolag
(under change of name to Fiskeby International Holding AB)
Attention: Jan Byström
c/o Advokatfirman Vinge KB
P.O. Box 1703
SE-111 87 Stockholm
Sweden

With a copy to:	Advokatfirman Vinge KB
Attention: Jan Byström
P.O. Box 1703
SE-111 87 Stockholm
Sweden

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12.7.	Assignment

12.7.1.	This Agreement and the rights and obligations specified herein shall be binding upon and inure to the benefit of the Parties and shall not be assignable by either Party. The benefit of this Agreement may, however, be assigned (i) by either of the Parties to any company directly or indirectly controlling, controlled by or under common control of the assignor, provided that the assignor shall remain liable as for its own debt (Sw. såsom för egen skuld) for all obligations under this Agreement, and (ii) by the Purchaser to the bank providing debt financing for the consummation of the Incinerator Project contemplated hereby.

12.8.	Interpretation

12.8.1.	The headings and the table of contents of this Agreement are for convenience of reference only and shall not in any way limit or affect the meaning or interpretation of the provisions of this Agreement.

12.9.	Currency Conversion Rate

12.9.1.	All amounts payable under this Agreement shall be paid in USD. Should the original claim be denominated in another currency conversion shall be made with use of Sweden’s Riksbank’s daily Cross Rate quotation published on Sweden’s Riksbank’s website the Business Day before the payment shall be made.

12.10.	Partial Invalidity

12.10.1.	If any provision of this Agreement or the application of it shall be declared or deemed void, invalid or enforceable in whole or in part far any reason, such determination shall not invalidate any other provision of this Agreement, however, the Parties hereto shall attempt, through negotiations in good faith, to replace any part of this Agreement so held to be invalid or unenforceable. The failure of the Parties to reach an agreement on a replacement provision shall not affect the validity of the remaining part of this Agreement.

12.11.	Governing law and disputes

12.11.1.	This Agreement shall be governed by and construed in accordance with the laws of Sweden.

12.11.2.	Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or invalidity thereof shall be finally settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The place of arbitration shall be Stockholm, Sweden, and the arbitral proceedings shall be conducted in the English language.

12.11.3.	All disputes, controversies and claims which the Parties hereto may have under this Agreement and the Related Agreements shall be consolidated into one arbitral proceedings on the demand of either Party.

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This Agreement has been duly executed in two original copies, of which each of the Parties has taken one copy.
Stockholm 16 October 2007

GRAPHIC PACKAGING INTERNATIONAL HOLDING SWEDEN AB	LAGRUMMET DECEMBER NR 1031 AKTIEBOLAG (under change of name to Fiskeby International Holding AB)
/s/ Stephen A. Hellrung	/s/ Jeffrey H. Coors

By: Stephen A. Hellrung	By: Jeffrey H. Coors

EXECUTION VERSION
APPENDIX 5.4.2 (E)
TECHNICAL ASSISTANCE AGREEMENT
BETWEEN
GRAPHIC PACKAGING INTERNATIONAL INC.
AND
GRAPHIC PACKAGING INTERNATIONAL
SWEDEN AB

2(4)

TECHNICAL ASSISTANCE AGREEMENT
     THIS TECHNICAL ASSISTANCE AGREEMENT (the “Agreement”) is entered into on 16 October 2007 by and between:
(1)	Graphic Packaging International Inc. (and its subsidiaries), a company duly incorporated under the laws of the State of Delaware, having its principal office at 814 Livingston Court, Marietta, GA 30067], (“Graphic”); and

(2)	Graphic Packaging International Sweden AB, Reg. No. 556032-6158, a limited liability company duly incorporated under the laws of Sweden, having its principal office at Box 1, Fiskeby, SE-601 02 Norrköping, Sweden (the “Company”).
RECITALS
A.	Graphic Packaging International Holding Sweden AB and Graphic Packaging International Holding Company, as sellers, and Lagrummet December nr 1031 Aktiebolag (under change of name to Fiskeby International Holding AB), as buyer, have entered into a sale and purchase agreement under which all the shares in the Company shall transfer to Lagrummet December nr 1031 Aktiebolag (under change of name to Fiskeby International Holding AB).

B.	Further to Section 5.4.2 (e) of the sale and purchase agreement, Graphic and the Company shall enter into this Technical Assistance Agreement at closing of the sale and purchase of the shares.
NOW THEREFORE, the parties hereby agree as follows:
1.	DEFINITIONS
     Terms used in this Agreement shall have the following meaning:

“Affiliate”	of a Party shall mean any company or other legal entity which is directly or indirectly controlled by or under common control of such Party (whereby “control” means the possession, directly or indirectly, of the power to direct or influence the direction of the management or policies of an entity, whether through ownership or otherwise).

“Agreement”	shall have the meaning ascribed to it in the introductory paragraph;

“Business Day”	shall mean a day when banks are open for general banking business in Sweden and in the United States;

“Closing Date”	shall mean the date of the closing of the sale and purchase of the shares pursuant to the sale and purchase agreement;

3(4)

“Company”	shall have the meaning ascribed to it in the introductory paragraph;

“Confidential Information”	shall have the meaning ascribed to it in Section 8.1;

“Contact Person”	shall have the meaning ascribed to it in Section 3.1;

“Graphic”	shall have the meaning ascribed to it in the introductory paragraph;

“Graphic Service Parties”	shall have the meaning ascribed to it in Section 2.1;

“Intellectual Property”	shall mean inventions, patents, know-how, trade secrets, designs, copyrights, database rights, trademarks, domain names, trade names and other rights of a similar kind, whether registered or not, including applications for the registration of such rights;

“Party”	shall mean Graphic or the Company, and “Parties” shall mean Graphic and the Company collectively when referred to in this Agreement; and

“Services”	shall have the meaning ascribed to it in Section 2.1.
2.	TECHNICAL ASSISTANCE

2.1	Upon the terms and subject to the conditions set forth herein, Graphic hereby agrees to provide, and agrees to cause its Affiliates to provide (Graphic and such Affiliates being hereinafter referred to as the “Graphic Service Parties”) to the Company and its Affiliates technical assistance and services described in section 2.2 below (the “Services”).

2.2	The scope of the Services is limited to the business segment recycle paperboard manufacture from the collection of recycle fibre through finished board, and encompasses:
(a)	two annual visits by 1-2 individuals of three day’s duration each to the Company’s premises in Fiskeby by executive management and/or top technical management of the Graphic Service Parties’ recycle mill operations for the purposes of:
(i)	assessing the Company’s operating performance;

(ii)	sharing technical and operational best practices; and

(iii)	updating the Company’s and the Graphic Service Parties’ cost improvement ideas;

(iv)	benchmarking to Graphic US mills;
(b)	providing access (maximum eight (8) man hours per month) for the Company’s technical management team to communicate with the Graphic Service Parties’ recycle mill management team(s) via email or telephone on technical or operational issues;

4(4)

(c)	providing full access to (including a non-exclusive, perpetual, irrevocable, world-wide license for the Company to use) current recycle paperboard manufacturing technology proprietary to the Graphic Service Parties:
(i)	without additional charge for process or materials technology, whether existing at the Closing Date or subsequently obtained by the Graphic Service Parties;

(ii)	without additional charge for protected Intellectual Property of the Graphic Service Parties existing at the Closing Date; and

(iii)	with a fee to be agreed upon if the Company desires to utilise Intellectual Property of the Graphic Service Parties which is protected subsequent to the Closing Date.
2.3	The standard of the Services to be rendered by the Graphic Service Parties shall correspond to the standard applied by the Graphic Service Parties internally. The Graphic Service Parties shall, for the term of the Agreement, employ such qualified personnel to enable it to fulfil its obligations under this Agreement.

2.4	The Services shall be performed at mutually agreed dates. The parties shall instruct the Contract Persons to set up an action plan with specific dates when the various Services shall be provided including dates for visits etc, for the full term of the Agreement.

2.5	The Company shall make available to the Graphic Service Parties such data, personnel and equipment as the Graphic Service Parties may reasonably require in order to accurately performing the Services.
3.	CONTACT PERSONS
3.1	Each Party shall appoint a contact person to co-ordinate the Services to be provided under this Agreement (each a “Contact Person”).

3.2	The respective Contact Persons shall be authorised to decide upon performance or receipt of the Services on behalf of its Party. The Contact Persons shall facilitate the performance of the Services and may agree the details thereof.

3.3	The Parties may replace its Contact Person at any time. Any replacement of the Contact Person shall immediately be notified to the other Party.
4.	NATURE OF RELATIONSHIP

Neither Party shall have any authority to act on behalf of the other Party in any manner whatsoever, nor bind the other Party in any other way without the other Party’s prior written consent. Neither Party will be liable or responsible for any acts or defaults of the other Party or the other Party’s employees or agents. Nothing in this Agreement shall be construed to constitute the parties as partners, joint venture partners, co-owners or otherwise as participants in a joint or common undertaking.

5.	WORK RESULTS

5.1	All rights to results (including any Intellectual Property therein) from work performed by the Graphic Service Parties or the Company under or otherwise related to this Agreement shall be the sole and exclusive property of the Company. Such rights shall include, but not be limited to, the right to amend and alter works of copyright and assign and sub-license rights thereto.

5(4)

5.2	The Company hereby grants to the Graphic Service Parties a royalty-free non-exclusive, world-wide, perpetual, irrevocable, sub-licensable, assignable license to the Intellectual Property in the results from work performed by the Graphic Service Parties or the Company under or otherwise related to this Agreement, including the right use, copy, distribute, amend, alter and otherwise commercialize such Intellectual Property.

6.	TERM OF AGREEMENT

6.1	This Agreement will enter into effect on the date hereof and shall terminate automatically on the third anniversary of the date hereof, unless previously terminated pursuant to Section 6.2.

6.2	The Company may terminate the Agreement by giving seven business days notice in the event Graphic is in material breach of its obligations under this Agreement and has failed to rectify within seven business days from being encouraged to do so.

6.3	Upon termination of the Agreement if the other Party so requests, each Party shall deliver to the other any records, reports and other materials borrowed from the other Party and return or destroy materials containing Confidential Information.

7.	FEES AND EXPENSES

7.1	The Company shall pay Graphic a fee of USD 685,000 for the Services to be rendered under this Agreement. The fee shall be paid in three instalments in the amounts, the first instalment in the amount of USD 228,000 is payable on the closing of the transaction contemplated by the sale and purchase agreement between Graphic Packaging International Holding Sweden AB and Graphic Packaging International Holding Company, as sellers, and Lagrummet December nr 1031 Aktiebolag (under change of name to Fiskeby International Holding AB), as buyer. The second instalment in the amount of UDS 229,000 and third instalment in the amount of USD 228,000 are payable against invoice on the day of the first and second anniversary of this agreement.

7.2	If the Agreement is terminated prior to expiry of the term of the Agreement, the fee set out in section 7.1 shall be reduced proportionally.

7.3	The Company shall reimburse the Graphic Service Parties against receipt of invoice for pre-approved travel expenses incurred by the Graphic Service Parties’ employees travelling to Sweden in connection with the provision of Services.

8.	CONFIDENTIALITY

8.1	Each Party undertakes to adhere to the other Party’s instructions regarding handling of information. Unless otherwise instructed, any information that the parties and their Affiliates may exchange under or in relation to this Agreement of any kind or nature whatsoever, whether written or oral, including without limitation, financial information, trade secrets, client lists, intellectual property and other proprietary business information regarding the parties, any of their Affiliates, customers or suppliers, which information is not known to the general public, shall be deemed to be confidential (“Confidential Information”). Each Party undertakes not to use or disclose any Confidential Information obtained from the other Party and/or such Party’s Affiliate(s) except:

6(4)

(i)	for the purpose of exercising the rights and obligations set forth in this Agreement or

(ii)	if required to do so by law or pursuant to any order of court or other competent authority or tribunal,

(iii)	if required to do so by any applicable stock exchange regulations or the regulations of any other recognised market place,

(iv)	such use or disclosure has been consented to by the other Party in writing (such consent not to be unreasonably withheld) or

(v)	to its professional advisors who are bound to such Party by a duty of confidence which applies to any information disclosed.
If a Party becomes required, in circumstances contemplated by (i), (ii) or (iii) to disclose any information, the disclosing Party shall use its reasonable endeavours to consult with the other Party prior to any such disclosure.
In addition to the above, each Party undertakes not to use any Confidential Information obtained from the other Party and/or such Party’s Affiliates except for the purpose of exercising the rights and obligations set forth in this Agreement.
8.2	The Parties shall ensure that their Affiliates and any agents or other intermediaries employed by them also observe Section 8.1 above.

8.3	The Parties’ obligations further to this Section 8 shall survive the termination of this Agreement.

9.	GOVERNING LAW AND DISPUTES

9.1	This Agreement shall be governed by and construed in accordance with the laws of Sweden.

9.2	Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or invalidity thereof shall be finally settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The place of arbitration shall be Stockholm, Sweden, and the arbitral proceedings shall be conducted in the English language.

EXECUTION VERSION

This Agreement has been duly executed in two original copies, of which each of the Parties has taken one copy.
Stockholm, 16 October 2007
GRAPHIC PACKAGING INTERNATIONAL INC.
/s/ Stephen A. Hellrung
By: Stephen A. Hellrung
GRAPHIC PACKAGING INTERNATIONAL SWEDEN AB
/s/ Jeffrey H. Coors
By: Jeffrey H. Coors

EXECUTION VERSION
APPENDIX 5.4.2 (F)
SUPPLY AGREEMENT
BETWEEN
GRAPHIC PACKAGING INTERNATIONAL INC.
AND
GRAPHIC PACKAGING INTERNATIONAL
SWEDEN AB

2(4)
SUPPLY AGREEMENT
THIS SUPPLY AGREEMENT (the “Agreement”) is entered into on 16 October 2007 by and between:
(1)	Graphic Packaging International Inc. (and its subsidiaries), a company duly incorporated under the laws of the State of Delaware, having its principal office at 814 Livingston Court, Marietta, GA 30067, (“Graphic”); and

(2)	Graphic Packaging International Sweden AB, Reg. No. 556032-6158, a limited liability company duly incorporated under the laws of Sweden, having its principal office at Box 1, Fiskeby, SE-601 02 Norrköping, Sweden (the “Company”).
RECITALS
A.	Graphic Packaging International Holding Sweden AB and Graphic Packaging International Holding Company, as sellers, and Lagrummet December Nr 1031 Aktiebolag (under change of name to Fiskeby International Holding AB), as buyer, have entered into a sale and purchase agreement under which all the shares in the Company have been transferred to Lagrummet December Nr 1031 Aktiebolag (under change of name to Fiskeby International Holding AB).

B.	Further to Section 5.4.2 (f) of the sale and purchase agreement, Graphic and the Company shall enter into this Supply Agreement at closing of the sale and purchase of the shares.
NOW THEREFORE, the parties hereby agree as follows:
1.	DEFINITIONS
The terms used in this Agreement shall have the following meaning:

“Affiliate”	of a party shall mean any company or other legal entity which is directly or indirectly controlled by or under common control of such party (whereby “control” means the possession, directly or indirectly, of the power to direct or influence the direction of the management or policies of an entity, whether through ownership or otherwise);

“Agreement”	shall mean this Supply Agreement;

“Company”	shall have the meaning ascribed to it in the introductory paragraph;

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3(4)

“Graphic”	shall have the meaning ascribed to it in the introductory paragraph; and

“Party”	shall mean Graphic or the Company, and “Parties” shall mean Graphic and the Company collectively when referred to in this Agreement.
2.	PURCHASE UNDERTAKING

Upon the terms and subject to the conditions set forth herein, Graphic hereby agrees to purchase all of Graphic’s and its Affiliates’ requirements for recycle paperboard within the European Union, during the term of this Agreement from the Company.

3.	PURCHASE PRICE AND OTHER TERMS OF DELIVERY

3.1.	The purchase price to be paid by Graphic for the recycle paperboard purchased under this Agreement shall correspond to the prevailing market price at the time of the order. If the parties cannot agree on the prevailing market price, the prevailing market price shall be the price of a competitive “spot” offer made to Graphic for a comparable order in terms of quantity as well as quality, of recycle paperboard; provided that the Company shall be entitled to reject such purchase price in which case Graphic shall be free to place the relevant order pursuant to such competitive offer.

3.2.	All purchases of recycle paperboard made by Graphic and its Affiliates from the Company under this Agreement shall have 30 days’ terms of payment.

3.3.	The other terms of delivery applicable for Graphic’s purchase of recycle paperboard under this Agreement shall substantially correspond with then prevailing market terms.

3.4.	Graphic shall at the request of the Company disclose the terms and conditions of any competitive order(s) by providing copies thereof to the Company.

4.	TERM OF AGREEMENT

This Agreement will enter into effect on the date hereof and shall terminate automatically on the second anniversary of the date hereof.

5.	GOVERNING LAW AND DISPUTES

5.1	This Agreement shall be governed by and construed in accordance with the laws of Sweden.

5.2	Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or invalidity thereof shall be finally settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The place of arbitration shall be Stockholm, Sweden, and the arbitral proceedings shall be conducted in the English language.

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EXECUTION VERSION

This Agreement has been duly executed in two original copies, of which each of the Parties has taken one copy.
Stockholm, 16 October 2007
GRAPHIC PACKAGING INTERNATIONAL INC.

/s/ Stephen A. Hellrung By: Stephen A. Hellrung
GRAPHIC PACKAGING INTERNATIONAL SWEDEN AB

/s/ Jeffrey H. Coors By: Jeffrey H. Coors

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